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FINAL TRANSCRIPT

MEH - Midwest Air Group, Inc. Merger & Acquisition Announcement Event Date/Time: Aug. 17. 2007 / 11:30AM ET

© 2007 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

C O R P O R A T E P A R T I C I P A N T S

Tim Hoeksema

Midwest Air Group, Inc. - Chairman, President, CEO

Sam Skinner

Midwest Air Group, Inc. - Board Member, Special Committee Chairman

Rick Schifter

TPG Capital - Partner

C O N F E R E N C E C A L L P A R T I C I P A N T S

Craig Kennison

Robert W. Baird & Co., Inc. - Analyst

Ray Neidl

Calyon Securities - Analyst

Rich Rovito

The Business Journal of Milwaukee - Analyst

Tom Laniman

LightSpeed - Analyst

Tom Daykin

The Milwaukee Journal - Analyst

Liz Fedor

The Minneapolis Star Tribune - Analyst

Susan Carrie

Wall Street Journal - Analyst

David Mildenberg

Bloomberg News - Analyst

P R E S E N T A T I O N

Operator

Ladies and gentlemen, thank you for participating in today's conference call. At this time all participants are in a listen-only mode. Last night Midwest Air Group released a news release announcing that the definitive merger agreement it has signed with TPG Capital. If you have not received the news release, please access the company's website at www.midwestairgroup.com.

Joining us today is: Tim Hoeksema, Chairman, President and Chief Executive Officer of Midwest Air Group, Sam Skinner, Midwest Air Group Board member and Chairman of the Board Committee formed to explore strategic and financial alternatives for the company; Rick Schifter, Partner, TPG Capital; Curt Sawyer, Senior Vice President and Chief Financial Officer of Midwest Air Group; and Dennis O'Reilly, Treasurer and Director of Investor Relations of Midwest Air Group. Mr. Hoeksema and Mr. Skinner will discuss the agreement and the reasons behind the board's agreement. We will then open the call to a question-and-answer session.  Before we begin, Midwest Air Group would like to remind participants that this conference call may contain certain forward-looking statements that are subjective to the Safe Harbor language in today's news release. Please note that this conference call is being recorded. Thank you.

We will now turn the call over to Tim Hoeksema. Mr. Hoeksema, you may begin.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Thank you, Myra. Welcome, everyone, and thank you for joining us today. We just have a couple of comments we want to make to start off, and then we'll open up the call for your questions. I know you have all seen our news release and have followed this story, which really became public last December at a time when our stock was trading at around $9 per share. Last night our Board of Directors unanimously agreed to an acquisition by an affiliate of TPG Capital for $17 per share in cash. That transaction is valued at approximately $450 million. The approval came at the end of a process in which the board also considered a $16.27 per share cash and stock proposal from AirTran. As you can see in the news release, AirTran's proposal had significant conditionality to it. The TPG transaction is notable for the absence for a need of debt financing. All of the financing is in the form of equity and that equity has been fully committed. The transaction is subject to approval by Midwest shareholders as well as other customary conditions, including antitrust approvals. We believe this outcome is a positive for our shareholders and is also a positive for our loyal customers, employees, and the communities that we serve. The agreement also preserves Midwest airline's status as Milwaukee's hometown airline as well as the strong Midwest brand.

Our board and special committee worked very hard to be sure that this was a fair and unbiased process. I am very pleased that Sam Skinner, former Secretary of the U.S. Department of Transportation agreed to be this chairman of that special review committee. Did a terrific job and thought it would be appropriate if Sam would just share some comments on the process that the special review committee used to reach the decision it did. Sam?

Sam Skinner - Midwest Air Group, Inc. - Board Member, Special Committee Chairman

Thank you, Tim. I'll just add a few comments to Tim's. We did establish a special review committee of the board of basically independent members of the board who then conducted, working with the board, a thorough and complete review of the --not only the proposals, but also developed a very robust process to get the highest and best price and the one with the most certainty. A lot of time was spent on this over the last several weeks, particularly, and yesterday we spent a number of hours considering both the TPG offer as well as the AirTran offer, and we had outstanding legal counsel and financial advisers who worked with us through the entire process and advised us to how to proceed to make sure that when it was done the process would be thorough, complete, fair, unbiased and allowed to us get the very best price we could. Based on that price, the board determined last night that the TPG offer creates the best value and greater certainty than the AirTran proposal and it's on that basis the board unanimously approved the merger last night. We're all available, I think. I'll turn it back to Tim and he can monitor any questions you might have.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Okay. Thanks, Sam. And Sam will be available for questions in just a minute. But thank you not only for your words now, Sam, but for your great leadership in this process. I would like to thank our entire Board of Directors for their diligence and begins through this process. Everybody has worked very, very hard and committed lots and lots of time and energy and effort. I would also like to thank our employees who remain dedicated to providing exceptional customer service over the past nine months in the face of considerable distraction. This agreement, as a result really of of 23 years of hard work, dedication and enthusiasm by a very special dedicated men and women who make up our Midwest Air Group team who are truly dedicated day in and day out to delivering the best care in the air. And finally, let me comment on what we expect to happen between now and closing. First, we will be submitting materials to the Department of Justice, so they can before the Hart-Scott-Rodino review that looks at the potential impact on competition in the marketplace. There have been some expressions of concerns about whether this will have an impact on the transaction.

I should tell you that our board fully considered the antitrust issue and its evaluating these offers. The board was advised by several highly-regarded law firms on this topic, including: Sidley and Austin, Skadden, Arps, [O'Malbeny and Myers], Godfrey & Kahn, and Silverberg Goldman & Bikoff. Based on the work of these advisers, the board is confident that the required antitrust clearance will be obtained. In addition, other routine regulatory approvals need to be obtained. And of course, there will be a shareholder vote to approve the transaction. We expect the transaction to close in the fourth quarter. We feel very excited that we have found a strong partner in TPG. TPG shares our commitment to quality and truly understands the value of a differentiated product in the marketplace. We're looking forward to our relationship with TPG and benefiting from TPG's strength and experience. And at this time I would like to open it up to questions, and we'll try and answer whatever you have. Myra?

Q U E S T I O N S A N D A N S W E R S

Operator

Thank you. We will now begin the question and answer session. (OPERATOR INSTRUCTIONS) One moment please for our first question. Our first question comes from the line of Craig Kennison from Robert W. Baird. Please proceed with your question.

Craig Kennison - Robert W. Baird & Co., Inc. - Analyst

Good morning, everyone, and congratulations.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Thanks, Craig. How are you today?

Craig Kennison - Robert W. Baird & Co., Inc. - Analyst

Doing very well, thank you.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Good.

Craig Kennison - Robert W. Baird & Co., Inc. - Analyst

Question on the break-up fee, is there one?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Yes, there is a break-up fee of 3%.

Craig Kennison - Robert W. Baird & Co., Inc. - Analyst

And is that break-up fee contingent on the shareholder or regulatory approval? In other words, if shareholders do not approve, would there still be a break-up fee?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Yes, I believe that is correct.

Craig Kennison - Robert W. Baird & Co., Inc. - Analyst

And in your conversations thus far with your large shareholder base, do you feel that there's better support for this transaction than maybe the same transaction at $16?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

At least some of the preliminary feedback we're getting this morning from some calls is that I think our shareholder base feels this is a very good outcome, and that we worked diligently to pick the offer that the best value and the most certainty.

Craig Kennison - Robert W. Baird & Co., Inc. - Analyst

Okay. I'll get back in the queue. Congratulations.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Okay. Thanks, Craig. Good to talk to you.

Operator

Thank you. Our next question comes from the line of Ray Neidl from Calyon Securities. Please proceed with your question.

Ray Neidl - Calyon Securities - Analyst

Again, I offer you my congratulations.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Thanks, Ray.

Ray Neidl - Calyon Securities - Analyst

I know it was a lot of hard work. Just a couple of small things going forward, I don't know if you can answer this or not. But will the board be dissolved and will you have a new board made up of TPGC -- TPG and Northwest? And what will Northwest's involvement be? I know they have a code share with you, but will there be anything else doing with you?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

A great question. Probably most appropriately answered by Rick Schifter. Rick, do you want to comment on that?

Rick Schifter - TPG Capital - Partner

Sure. First, with respect to the board, there will be no Northwest representatives or designees on the board. We expect the board to consist of a probably couple folks from TPG and then other people familiar with the airline industry and of importance or who can add value in the communities, such as Milwaukee and Kansas City where Midwest serves. So despite the fact it will be a private company going forward, we will look to populate the board in the same manner that you would see a public company board constituted. With respect to Northwest's involvement, Northwest is -- will be a passive investor holding a minority stake, and we do expect to expand the alliance relationship that exists today between Midwest and Northwest, primarily to achieve lower cost through utilizing the economies of scale that Northwest can bring to the table with respect to various supply agreements.

Ray Neidl - Calyon Securities - Analyst

Great. And Northwest won't have a golden bullet or a veto share like they do with Continental Airlines for the sale of Midwest if TPG wanted to go something along those lines?

Rick Schifter - TPG Capital - Partner

Northwest has -- will have certain rights that are typical for -- that a minority investor would have. There are also -- is contemplated the possibility that Northwest could acquire Midwest in the future, but that outcome is not certain and we do maintain a degree of flexibility and -- to the extent to which any such agreements will be in place, it will be for a limited duration.

Ray Neidl - Calyon Securities - Analyst

Okay.

Rick Schifter - TPG Capital - Partner

The expiration of which we would be free to sell to anybody.

Ray Neidl - Calyon Securities - Analyst

And a more general policy question, it may be too early to answer this, but TPG, as you know, is very active in the airline sector, making investments across the board, not only in this country, but worldwide. Do you think TPG has in mind maybe taking Midwest and merging them into another carrier at some point or acquiring another carrier, or even buying AirTran to merge into Midwest?

Rick Schifter - TPG Capital - Partner

We made this decision to invest in Midwest because we believe that Midwest is a quality airline with a terrific management team and employee workforce with a strategic vision that has been designed as a stand-alone carrier. That's the basis upon which we have made this investment and we have no intention at this stage to explore further consolidation.

Ray Neidl - Calyon Securities - Analyst

Great. Congratulations again, guys.

Rick Schifter - TPG Capital - Partner

Thanks, Ray.

Operator

Thank you. Our next question comes from the line of Rich Rovito from "The Business Journal of Milwaukee." Please proceed with your question.

Rich Rovito - The Business Journal of Milwaukee - Analyst

Good morning, gentleman.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Good morning, Rich.

Rich Rovito - The Business Journal of Milwaukee - Analyst

Are you able to say at this point in time or are you revealing what Northwest's involvement is as far as a percentage in this deal?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

I don't really know the answer to that, to be honest with you, but they are a passive minority investor in the new company formed, is really all I know.

Rich Rovito - The Business Journal of Milwaukee - Analyst

Okay. How do you stay -- obviously, you've said in the past that you plan on remaining competitive with Northwest. How do you do that when you're in a partnership like this with them?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Well, number one, we've been in a partnership with them in our frequent flier program for a year. We announced a code-share, but frankly in this industry, we are a competitor and will continue to be a competitor and really nothing has changed. There are some efficiencies as Rick mentioned, and those efficiencies or synergies will be gotten primarily through economies of scale, through things like volume purchase of fuel, insurance, and maybe some areas in terms of distribution on the cost side. But on the marketing side and route side and pricing side, it's a very competitive industry and we'll continue to be just exactly that.

Rich Rovito - The Business Journal of Milwaukee - Analyst

Thank you.

Operator

Thank you. (OPERATOR INSTRUCTIONS) And our next question comes from the line of Tom Laniman from [LightSpeed]. Please proceed with your question.

Tom Laniman - LightSpeed - Analyst

Good mornings, guys.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Hi. How you doing?

Tom Laniman - LightSpeed - Analyst

All right. All right. Just a couple more questions to clarify on the regulatory side. Have you guys been if discussions with the Department of Justice yet on this and could you talk a little bit more how the break-up fee would work on both sides, particularly if we were to be blocked for regulatory reasons. And finally, do you have any idea when Northwest might disclose the size of its stake?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

I'll let Rick maybe speak to the Northwest aspects of that and then I'll talk to the aspects with respect to the Hart-Scott-Rodino filing.

Rick Schifter - TPG Capital - Partner

Yes. You'll have to ask Northwest that question. I'm not sure that the investment is of a size that's material that requires any particular disclosure, but that's really a question for them to answer.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

And Tom, in terms of DOJ, I've shared that we spent a lot of time with the attorneys looking at this issue. I think DOJ would probably look at this as if it were an actual merger, so they look at the extreme position and really the key questions as to whether such a combination would have a negative impact on competition, primarily in Milwaukee, and whether that combination could raise fares and reduce service without a fear of any competitive reaction. Here is why we're confident that that will pass.  There is strong competition in Milwaukee, there are no barriers to entry, there's lots of airport capacity, the airport has a competition plan, the airport vigorously recruits new airlines and more service. So even if there were an increase in fares, there's a potential for new airlines to come in.

If you look at the projection for January of '08, in the schedules that are loaded in the computers, Midwest and Northwest together in terms of Milwaukee market share is about 67.6% based on seat share. Midwest and AirTran is 63.6%. So -- and the fact is we overlap on one nonstop market with Northwest and seven nonstop markets with AirTran. And the DOJ okayed a potential AirTran transaction. And finally, you look at our size with respect to the total market, we're about .5% of the national market share, and so even if it was looked at as a merger, which it definitely isn't, I just don't anticipate problems. So we feel reasonably comfortable. We'll be going to the DOT in the near future to begin the HSR process, but based on everything that is required to be looked at, and we have reviewed all those issues that I just shared, we feel really quite comfortable.

Tom Laniman - LightSpeed - Analyst

Okay, thanks. But you haven't started talking to them yet?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

No, but we will here within the next week or two.

Tom Laniman - LightSpeed - Analyst

Okay, thanks.

Sam Skinner - Midwest Air Group, Inc. - Board Member, Special Committee Chairman

Thanks, Tom.

Operator

Thank you. Our next question comes from the line of Tom Daykin from "The Milwaukee Journal." Please proceed with your question.

Tom Daykin - The Milwaukee Journal - Analyst

Thank you, and good morning. Tim, will Northwest by virtue of its minority stake in this company have access to any kind of proprietary pricing or scheduling or profitability information on individual flights? And if it were to have that kind of access --

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Let me -- absolutely not.

Tom Daykin - The Milwaukee Journal - Analyst

Okay, okay.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

If you heard my -- if you heard my answer before you would understand. Absolutely not. That would not be proper, appropriate, or legal. And I will tell you, Tom, for 23 years we've managed this company with a great level of integrity and we're not going to start violating the law now.

Tom Daykin - The Milwaukee Journal - Analyst

Okay. I think that then probably answers my second question. So there is that, that there will definitely be a wall between Northwest and the new company that's being formed with regards to any of that type of information?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Yes.

Tom Daykin - The Milwaukee Journal - Analyst

I'm also wondering, have you been hearing already from employees, and I guess this would go back to the Sunday evening announcement, are they expressing any kind of concern about Northwest involvement given Northwest's history of labor relations? And if you are hearing those concerns, Tim, what's your response to employees?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Well, first of all, the reaction of our employees is very positive in that we'll be able to maintain Midwest airlines, our brand, our service differential. And so our employees are very, very pleased. Frankly, somebody having a minority stake and benefits of purchasing and things like that kind of bringing us synergy is positive, but doesn't impact our focus on the customer and our focus on our employees and the communities we serve. So our employees are very, very pleased about this outcome.

Tom Daykin - The Milwaukee Journal - Analyst

Okay. Another question, just going forward, if I may, into the future, in terms -- and I don't know if this is a question for both you and Rick, but in terms of implementing your strategic plan, can we expect to see any kind of acceleration in the seat reconfiguration plan that was announced in May, or perhaps down the road long term, perhaps going with a traditional cabin -- split cabin like most other airlines have? Has there been any thought given to those things?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Yes. As we've shared previously, Tom, the pacing item for our seat reconfiguration plan is simply being able to sell it and the distribution systems, and those are being modified and ordering seats, which are ordered. So the pacing systems are those things and those really aren't going to change. So we're on track and plan to continue to be on track, and even if we wanted to accelerate that, which we have for a year or two now, we are bound by those pacing items. So it's pretty much on track and through this process, we have not sped up anything or slowed anything down in terms of our strategic plan with respect to offers to purchase Midwest Airlines.

Rick Schifter - TPG Capital - Partner

From a TPG perspective, we fully endorse management's plan in terms of the seat reconfiguration and we'll lend whatever assistance we can with some of the vendors to try to implement that as quickly as possible.

Tom Daykin - The Milwaukee Journal - Analyst

Rick, if I may while I've got you on the line, a follow-up question. And this I guess goes to TPG's eventual exit strategy. I think you alluded to this earlier when you said it is contemplated that Northwest could acquire Midwest in the future, but that outcome is not certain.  Is there something specifically within the agreement that sets that up as a possibility and can you elaborate a little on when that might happen if Northwest were to acquire the rest of the company in the future?

Rick Schifter - TPG Capital - Partner

Well, I'm not in a position today to elaborate in much detail with respect to the agreement. I would say though that to the extent to which it's contemplated, it is contemplated to be several years out. Could it be earlier, potentially. But this is not anything that we foresee happening in the near term.

Tom Daykin - The Milwaukee Journal - Analyst

Rick, is that the primary exit strategy for TPG in this? I mean obviously at some point you're going to want to cash out your investment. Is it thought that's the main why you might go about doing it, a sale to Northwest?

Rick Schifter - TPG Capital - Partner

It's one of the ways. Let me say our history in the airline industry, historically, it has been that our investments tend to be over several years, other airlines we've been involved in, we have exited incrementally. In for example, in the case of American West, from the start to the final share sale, it was over 11 years, 11.5 years, and in all instances a portion of our exits involved sales into the public markets. Coincidentally, the one exception was when we sold a chunk of Continental Airlines to Northwest Airlines.  So I think at this stage we do see various exit options as a firm. The one most frequently utilized is the public markets. That certainly is a possibility here, but as I said, one of the possibilities could be a sale to Northwest, but by no means is that the exclusive one. In terms of rank ordering them, it frankly will depend upon circumstances somewhat beyond our control in how the airline performs and how the industry evolves, etc.

Tom Daykin - The Milwaukee Journal - Analyst

And Rick, not to sound dense, but when you say most utilize public contemplated there, is the possible IPO down the road for this entity, is that correct?

Rick Schifter - TPG Capital - Partner

That's correct.

Tom Daykin - The Milwaukee Journal - Analyst

Okay, okay. Thank you.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Thanks, Tom.

Tom Daykin - The Milwaukee Journal - Analyst

Thank you.

Operator

Thank you. (OPERATOR INSTRUCTIONS) And our next question comes from the line of Liz Fedor from "The Minneapolis Star Tribune." Please proceed with your question.

Liz Fedor - The Minneapolis Star Tribune - Analyst

Good morning. I have a question from Mr. Schifter Could you explain a little bit about how TPG and Northwest got together on this partnership? At what point did the parties start talking about this, and did TPG approach Northwest, or was it the other way around? Because obviously a variety of people could have been involved in this transaction. So I'm interested to know how this came to be.

Rick Schifter - TPG Capital - Partner

Well, I -- TPG has a long history of investing in the airline industry and we try to keep ourselves informed about opportunities that may exist to make such investments. So we were generally aware of what was going on at Midwest and following it with some interest, but frankly had not been prepared to get along -- get involved on a stand-alone basis. As a result of our activities in the industry, we've developed relationships with a variety of players in the industry and the management teams at the different companies, including Northwest and the -- in terms of how we got together, I'm trying to recall exactly who called whom first, but I think Northwest indicated to us a desire to discuss the possibility of a transaction in which we would be a financial investor, they would be a passive minority investor and we concluded that there was a combination that could make sense and began in earnest just a few weeks ago.

Liz Fedor - The Minneapolis Star Tribune - Analyst

It was just a few weeks ago, we're in mid-August now. Did your conversations begin in July, or do you remember time frame?

Rick Schifter - TPG Capital - Partner

I would have to check the calendar, but I believe yes, probably July is probably right.

Liz Fedor - The Minneapolis Star Tribune - Analyst

Okay. One other thing. Everybody in the room has obviously seen a lot of comments that were made on both sides, and I know when I spoke with one of the AirTran executives this week, he very strongly stated, he said, we don't believe that there are synergies that would result from a private equity firm acquiring Midwest. And he obviously argued that a merger would yield $60 million to $65 million a year in synergies. And then he said, how does TPG get its money out of this investment, how does Northwest get its money out? And I'm wondering, since there was so much debate, and this was dragged on for so long, could you address that issue? Elaborate a little bit more beyond what you've said already on how TPG and Northwest, how this is financially beneficial for the two parties?

Rick Schifter - TPG Capital - Partner

Well, I think, our role is as a financial investor, and so we're anticipating a return on our capital that is ultimately driven by growth and profitability at the airline.  We believe on a stand-alone basis that management's plan is one that will drive a significant increase in profitability. We also believe that the Northwest alliance will be able to deliver some measure of the types of synergies that are obtainable in the context of the total merger, but not the full (inaudible) synergies. Tim alluded to the types of synergies that we're expecting the relationship with Northwest to deliver to Midwest. So we're convinced that the growth and profitability will allow us to ultimately exit the airline, whether with Northwest or through the public markets or some other sale. That will result in a attractive return on our investment. With respect to the Northwest perspective, they too benefit from the synergies that can be achieved, that are benefiting Midwest, at least to a certain degree.

So they see value simply beyond their financial investment and the potential prospect ultimately if they acquire Midwest that obviously is something that would allow them to achieve even greater synergies. So I think it was an assessment made by both TPG and Northwest on taking different factors into account that we could find a way to come together and make a proposal that was attractive to the Midwest board.

 Liz Fedor - The Minneapolis Star Tribune - Analyst

One final question. And this one I would like to direct it to Tim. I've written about code-sharing agreement before and I know that consumers certainly have participated in these code-sharing agreements, but can you just in general explain when do you do the joint marketing and when do you do the head-to-head competition? What is the general criteria for when code sharing is acceptable?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

I think the industry has utilized code sharing in appropriate circumstances, that that makes sense for both parties. As we announced several months ago and are still finalizing our agreement with Northwest, we think there's going to be some very strong benefits to us. For example, if someone from Milwaukee who likes flying on Midwest Airlines, because we have a very loyal customer base, wants to go to Hawaii, for example, instead of going to Chicago and flying on United, for example, they can fly on Midwest Airlines to Los Angeles and Northwest to Hawaii on a single ticket, competitive fare code share arrangement and we would get the revenue for the Milwaukee/Los Angeles leg, Northwest would get the revenue for the L.A./Hawaii leg, and it's revenue that we might not otherwise get. And so it's through arrangements like that that makes sense that we think this is revenue positive for us and revenue positive for Northwest. So we're excited about it. And plan to start that program within sometime hopefully next month, and we think it will be good for both parties, and I think the industry over time has utilized these very, very effectively.

Liz Fedor - The Minneapolis Star Tribune - Analyst

And September is when you anticipate beginning code share?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Correct.

Liz Fedor - The Minneapolis Star Tribune - Analyst

Thank you very much for making this opportunity available this morning.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Great. Thanks, Liz.

Liz Fedor - The Minneapolis Star Tribune - Analyst

Thank you.

Operator

Thank you. Our next question comes from the line of Susan Carrie from the "Wall Street Journal." Please proceed your question.

Susan Carrie - Wall Street Journal - Analyst

Thank you, good morning.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Hey, Susan.

Susan Carrie - Wall Street Journal - Analyst

Hi. A couple of questions. Am I understanding that the code share that you envisioned that you announced already is actually beginning to be expanded beyond what you already announced?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

No. We're just going to carry through on that code share that we announced several months ago and it would be effective in September.

Susan Carrie - Wall Street Journal - Analyst

Okay. And then secondly, quickly, will we not know the Northwest stake until the proxy, or can we -- is there -- they've been reluctant to reveal this. When are we actually going to know the Northwest stake?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

That's a potential question for Rick, I don't really know --

Rick Schifter - TPG Capital - Partner

And I in turn would take it to Northwest. I don't know. TPG has no, as far as I know, affirmative obligation to disclose anything, but that we'll see.

Susan Carrie - Wall Street Journal - Analyst

Finally, Tim, just out of curiosity, apparently Carol said that you had signed confidentiality agreements with four parties at the beginning of this process, AirTran, Northwest, TPG, and a fourth financial party. Can we know who that is?

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

It probably doesn't serve any purpose in sharing that, but there were four and we're very pleased with the outcome of it. And I will tell you that TPG and Northwest did extensive work in terms of due diligence, probably the most thorough due diligence process I have ever seen in my life. And truly my hat is off to them. In a few weeks, they did not leave a stone unturned. And we're certainly proud of our folks, they did careful operational reviews and really I think demonstrated the fact that we have worked very hard in the last 23 years to run a quality airline, not only from the passenger services point of view, but from the execution and operations point of view. So they did a terrific and thorough job and I think the results really speak for themselves.

 Susan Carrie - Wall Street Journal - Analyst

Great. Thank you.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Thanks, Susan.

Operator

Thank you. (OPERATOR INSTRUCTIONS) Our next question comes from the line of David Mildenberg from Bloomberg News.  Please proceed with your question.

David Mildenberg - Bloomberg News - Analyst

Good morning. Mr. Shifter, could you -- you guys are veteran airline investors. What's the evidence that this differentiated service is a viable strategy in the domestic market?

Rick Schifter - TPG Capital - Partner

I think it's clear that Midwest has developed a brand and customer royalty, in Milwaukee in particular, that has made it difficult for other airlines, including frankly Northwest, to compete head to head. And I don't know that it necessarily works in all markets, but it's clearly working in Milwaukee, and we think it can work in Kansas City and Omaha and in other markets as well. And what I found particularly surprising is the ability to deliver the quality product in a cost of effective manner. And so while the airline has been able to distinguish itself in terms of the product offering, it hasn't necessarily achieved a revenue benefit as a result of that, but nonetheless, has been profitable and we think will be increasingly profitable. And I think an element of that, frankly, is the employees and the enthusiasm and that they go about their discharge of their duties on a daily basis.

We have found in the past that the employee morale is a critical ingredient to a successful operation of an airline, particularly where you're trying to distinguish yourself on a product basis. And at Midwest they have been able to do it. Tim mentioned it before. The airline does deliver the best care in the air, and we're enthusiastic about the ability of the company to continue to do that.

David Mildenberg - Bloomberg News - Analyst

I'm also intrigued by your decision or your comments on mentioning a possible Northwest purchase of Midwest before the ink is even dry on this deal. Help us understand why you said that.

Rick Schifter - TPG Capital - Partner

I was responding to a question. And it is clear that Northwest is a passive minority investor, as we said, but potentially could be interested in acquiring Midwest at some point in the future, and the agreement that we have them contemplates that as a possibility.

David Mildenberg - Bloomberg News - Analyst

Yes. And finally, in your statement, you refer to this expanded alliance. Is it -- is there anything more other than what's been mentioned this morning, such as cost reduction, fuel purchasing efforts, and the code sharing. Is there anything else you can comment on that?

Rick Schifter - TPG Capital - Partner

No, I think those are the critical ingredients. As we go forward, though, there'll be incentives on the part of both carriers to try to identify additional opportunities that make sense for each airline independently, and we're confident that we haven't uncovered all of those and more will be realizable in the future.

David Mildenberg - Bloomberg News - Analyst

There is a report out saying that PPG is not interested in further industry consolidation. Did that -- I didn't hear you say that. Is that something that came out earlier today?

Rick Schifter - TPG Capital - Partner

As far as I know, we have not been commenting to the press, so it certainly didn't come from TPG.

David Mildenberg - Bloomberg News - Analyst

Thank you.

Operator

Thank you.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Go ahead.

Operator

Thank you. And there are no further questions at this time.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

All right. Again, I would just like to thank everyone for your time and participation today. We've just tried to answer some questions you might have. And Sam and Rick, thank you again for being with us today, and for your hard work and diligence in putting this together, and wish everybody a great weekend. Thank you very much.

Sam Skinner - Midwest Air Group, Inc. - Board Member, Special Committee Chairman

Thank you. Congratulations to everybody. Thank you.

Tim Hoeksema - Midwest Air Group, Inc. - Chairman, President, CEO

Thanks a lot.  Bye-bye.

Rick Schifter - TPG Capital - Partner

Bye-bye.

Operator

Thank you. Ladies and gentlemen, that concludes today's conference call. Thank you for participating, and have a good day.  You may now disconnect.

D I S C L A I M E R

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In connection with Midwest’s solicitation of proxies with respect to the meeting of shareholders to be called with respect to the proposed merger, Midwest will file with the SEC, and will furnish to shareholders of Midwest, a proxy statement. Midwest’s shareholders are urged to read the proxy statement when it is finalized and distributed to shareholders because it will contain important information. Shareholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s Web site at http://www.sec.gov. Shareholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Midwest Air Group, Inc., 6744 South Howell Avenue, Oak Creek, Wisconsin 53154, Attention: Investor Relations, Telephone: 414-570-3954, or from Midwest’s Web site, http://www.midwestairlines.com.

Midwest and certain of its directors, executive officers and other members of management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders of Midwest in favor of the proposed merger. Information regarding the persons who may be considered “participants” in the solicitation of proxies will be set forth in Midwest’s proxy statement when it is filed with the SEC. Information regarding certain of these persons and their beneficial ownership of Midwest common stock as of March 26, 2007 is also set forth in the Schedule 14A filed by Midwest with the SEC on May 16, 2007.

Statements about the expected timing, completion and effects of the proposed merger and all other statements in this release, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Midwest may not be able to complete the proposed merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the closing conditions. These factors, and other factors that may affect the business or financial results of Midwest are described in the risk factors included in “Item 1A. Risk Factors” in Midwest’s “Annual Report on Form 10-K” for the year ended December 31, 2006.